Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FRONTIER GROUP HOLDINGS, INC.

Frontier Group Holdings, Inc. (the “Corporation”), a corporation organized and existing under the laws of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”), does hereby certify as follows:

1.     The name of the Corporation is Frontier Group Holdings, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 11, 2013 under the original name Falcon Acquisition Group, Inc.

2.    This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Sections 242 and 245 of the DGCL and by the written consent of its stockholders in accordance with Section 228 of the DGCL.

3.    The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Frontier Group Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”). The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares of stock which the Corporation is authorized to issue is 730,000,000 shares, of which 600,000,000 shares shall be shares of voting common stock, par value $0.001 per share (the “Voting Common Stock”), 120,000,000 shares shall be shares of non-voting common stock, par value $0.001 per share (the “Non-Voting Common Stock,” and together with the Voting Common Stock, the “Common Stock”), and 10,000,000 shares shall be shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Section 2. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Authority is hereby expressly granted to the Board of Directors of the Corporation to issue, from time to time, shares of Preferred Stock in one or more series, and, in connection with the establishment of any such series, by resolution or resolutions to determine and fix the designation of and the number of shares comprising such series, and such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations, and restrictions thereof, if any, of such shares including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to any other series of Preferred Stock. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Subject to the rights of holders of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”).

Section 3. Common Stock. Except as stated in this Certificate of Incorporation, the holders of shares of Common Stock shall have such rights as are set forth in the DGCL and, to the extent consistent therewith, such rights as are set forth below:

(a)    Conversion. Each share of Non-Voting Common Stock shall be convertible, at the option of the holder thereof at any time and from time to time, into one fully paid and non-assessable share of Voting Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates, if any, representing the shares of Non-Voting Common Stock to be converted at any time during normal business hours at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice from the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, if any, into an equal number of shares of Voting Common Stock, and (if so required by the Transfer Agent) by instruments of transfer, in form satisfactory to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor if required pursuant to this Section 3(a) of Article IV. To the extent permitted by law, such conversion shall be deemed to have been effected at the close of business on the date of such surrender. Subject to the last sentence of Section 3(c) of this Article IV, immediately upon conversion of shares of Non-Voting Common Stock, the rights of the holders of shares of Non-Voting Common Stock as such shall cease, and such holders shall be treated for all purposes as having become the record holder or holders of such shares of Voting Common Stock. The issuance of certificates, if any, for shares of Voting Common Stock upon conversion of shares of Non-Voting Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Non-Voting Common Stock converted, then the individual, entity or other person requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(b)    Voting. Except as otherwise provided herein or by applicable law, the holders of Voting Common Stock, as such, shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation, and the holders of Non-Voting Common Stock, as such, shall have no right to vote on any matters to be voted on by the stockholders of the Corporation.

(c)    Dividends. Subject to the rights of holders of any series of Preferred Stock, the holders of Voting Common Stock and the holders of Non-Voting Common Stock shall be entitled to share equally, on a per-share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that (i) if dividends are declared or paid in shares of Common Stock, the dividends payable to holders of Voting Common Stock shall be payable in Voting Common Stock, and the dividends payable to the holders of Non-Voting Common Stock shall be payable in Non-Voting Common Stock, and (ii) if the dividends are declared and paid in other voting securities of the Corporation, the Corporation shall pay to each holder of Non-Voting Common Stock dividends consisting of non-voting securities (except as otherwise required by law) of the Corporation which are otherwise identical to the voting securities of the Corporation so declared and paid on the Voting Common Stock. Notwithstanding the foregoing, if the date on which any share of Non-Voting Common Stock is converted into Voting Common Stock pursuant to Section 3(a) of this Article IV is after the record date for the determination of the holders of Non-Voting Common Stock entitled to receive any dividend and prior to the date on which such dividend is to be paid to such holders, the holder of the Voting Common Stock issued upon the conversion of such converted share of Non-Voting Common Stock will be entitled to receive such dividend on such payment date; provided, however, that to the extent that such dividend is payable in shares of Non-Voting Common Stock, no such shares of Non-Voting Common Stock shall be issued in payment thereof, and such dividend shall instead be paid by the issuance of such number of shares of Voting Common Stock into which such shares of Non-Voting Common Stock, if issued, would have been convertible on such payment date.

(d)    Liquidation, Dissolution, etc. Subject to the rights of holders of any series of Preferred Stock, in the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Voting Common Stock and the holders of Non-Voting Common Stock shall be entitled to share equally, on a per-share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

(e)    Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(f)    Equal Status. Except as expressly provided in this Article IV, shares of Voting Common Stock and Non-Voting Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respect as to all matters. In any merger, consolidation, reorganization or other business combination, the consideration received per share by the holders of the Voting Common Stock and the holders of the Non-Voting Common Stock in such merger, consolidation, reorganization or other business combination shall be identical; provided, however, that if such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity, then the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of the Voting Common Stock and Non-Voting Common Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof); and provided further, that, if the holders of the Voting Common Stock or the holders of the Non-Voting Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of the other class are granted identical election rights. Any consideration to be paid to or received by holders of Voting Common Stock or holders of Non-Voting Common Stock pursuant to any employment, consulting, severance, non-competition or other similar arrangement approved by the Board of Directors, or any duly authorized committee thereof, shall not be considered to be “consideration received per share” for purposes of the foregoing provision, regardless of whether such consideration is paid in connection with, or conditioned upon the completion of, such merger, consolidation, reorganization or other business combination.

(g)    No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 4. Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class or series of stock, and as otherwise permitted by law. Subject to the requirements of applicable law, and except as otherwise provided by this Certificate of Incorporation, the Corporation shall have the power to purchase any shares of any class or series of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class or series of stock, and as otherwise permitted by law.

ARTICLE V

RESTRICTIONS ON OWNERSHIP

Section 1.    Limitations of Ownership by Non-Citizens. All (i) Voting Common Stock, (ii) Non-Voting Common Stock, and (iii) Preferred Stock (collectively, “Equity Securities”) shall be subject to the following limitations:

(a) Non-Citizen Voting and Ownership Limitations. In no event shall persons or entities who fail to qualify as a “citizen of the United States,” as the term is defined in Section 40102(a)(15) of Subtitle VII of Title 49 of the United States Code, as amended, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the United States Department of Transportation, its predecessors and successors, from time to time (the “Applicable Law”), including any agent, trustee or representative of such persons or entities (“Non-Citizens”), be entitled to own (beneficially or of record) or control Equity Securities representing in excess of (i) the percentage provided for under Applicable Law of the aggregate votes of all outstanding Equity Securities of the Corporation (the “Voting Limitation”) and (ii) the percentage provided for under Applicable Law of all outstanding Equity Securities of the Corporation (the “Outstanding Limitation”), in each case as more specifically set forth in the Bylaws of the Corporation. As of the effectiveness of the filing of this Certificate of Incorporation (the “Effective Time”), and for informational purposes only, under Applicable Law, the Voting Limitation is 24.9%, and the Outstanding Limitation is 49.0% (the “Cap Amounts”).

(b) Enforcement of Cap Amounts. Except as otherwise set forth in the Bylaws, the restrictions imposed by the Cap Amounts shall be applied to each Non-Citizen in reverse chronological order based upon the date of registration (or attempted registration) on the separate stock record maintained by the Corporation or any transfer agent for the registration of Equity Securities held by Non-Citizens (the “Foreign Stock Record”) or the stock transfer records of the Corporation. At no time shall the Equity Securities held by Non-Citizens be voted, unless such shares are registered on the Foreign Stock Record. In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any Equity Securities, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with Applicable Law. In the event that any transfer of Equity Securities to a Non-Citizen would result in Non-Citizens owning (beneficially or of record) or controlling more than the Outstanding Limitation, such transfer shall be void and of no effect and shall not be recorded in the books and records of the Corporation. The Bylaws shall contain provisions to implement this Article V, including, without limitation, provisions restricting or prohibiting the transfer of Equity Securities to Non-Citizens and provisions restricting or removing voting rights as to Equity Securities owned or controlled by Non-Citizens. Any determination as to ownership, control or citizenship made by the Board of Directors shall be conclusive and binding as between the Corporation and any stockholder.

Section 2.    Legend. Each certificate or other representative document for capital stock of the Corporation (including each such certificate or representative document for such capital stock issued upon any permitted transfer of capital stock) shall contain a legend in substantially the form specified in the Bylaws.

ARTICLE VI

BOARD OF DIRECTORS

Section 1. Powers of the Board. Except as otherwise provided by this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Classification of the Board. Subject to the rights of holders of any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, the directors shall be divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible. The Board of Directors may assign directors in office at the time this Certificate of Incorporation becomes effective to their respective classes. At the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation (the “Qualifying Record Date”), the term of office of the Class I directors shall expire, and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class II directors shall expire, and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class III directors shall expire, and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this Section 2 of Article VI, each director shall serve until his successor is duly elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 3. Number of Directors. Subject to the special rights, if any, of one or more series of Preferred Stock to elect directors, the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the affirmative vote of the whole Board of Directors. The term “whole Board of Directors” shall mean the total number of directors of the Corporation, as set by the Board of Directors pursuant to this Section 3, that the Corporation would have if there were no vacancies and no unfilled newly-created directorships. Notwithstanding anything to the contrary in this Certificate of Incorporation or the Corporation’s Bylaws, the number of Non-Citizens who shall be qualified to serve as members of the Board of Directors shall at no time exceed the limitations provided under Applicable Law (which, as of the Effective Time and for informational purposes only, is one-third (33.33%) of the total number of members then serving on the Board of Directors). If the number of Non-Citizens serving on the Board of Directors at any time exceeds the limitations provided under Applicable Law, one or more directors who are Non-Citizens shall, in reverse chronological order based on their tenure of service on the Board, shall cease to be qualified as directors and shall automatically cease to be directors.

Section 4. Removal of Directors. Subject to the special rights, if any, of holders of one or more series of Preferred Stock to elect directors, (a) until such time as Indigo Frontier Holdings Company, LLC or any successor thereto by merger, consolidation, acquisition of all or substantially all assets or otherwise by operation of law (“Indigo”) or any of its Affiliates (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) ceases to beneficially own shares of Common Stock representing at least a majority of the voting power (“Indigo Control”) of all the then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors (the “Voting Stock”), the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of the Voting Stock and (b) from and after such time as the Corporation is no longer under Indigo Control, the Board of Directors or any individual director may be removed from office at any time only for cause by the affirmative vote of the holders of a majority of the voting power of the Voting Stock.

Section 5. Vacancies and Newly Created Directorships. Subject to the special rights, if any, of holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy or newly created directorship was created or occurred and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

Section 6. Bylaws. The Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation. Notwithstanding the foregoing, the Bylaws of the Corporation may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of (a) a majority of the voting power of the Voting Stock while the Corporation is under Indigo Control and (b) at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the Voting Stock from and after the time that the Corporation is no longer under Indigo Control.

Section 7. Elections of Directors. Elections of directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

Section 8. Officers. Except as otherwise expressly delegated by resolution of the Board of

Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VII

STOCKHOLDERS

Section 1. Actions by Consent. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected by an action by written consent in lieu of a meeting with the approval of the holders of outstanding capital stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided, that from and after the time that the Corporation is no longer under Indigo Control, any action required or permitted to be taken by the stockholders of the Corporation must be effected only at a duly called annual or special meeting of such stockholders and may not be effected by any written consent in lieu of a meeting by such stockholders.

Section 2. Special Meetings of Stockholders. Subject to the rights of holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called at any time (a) by the Chair of the Board of Directors or by the Secretary of the Corporation upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors or by the holders of a majority of the voting power of the Voting Stock while the Corporation is under Indigo Control and (b) only by the Chair of the Board of Directors or by the Secretary of the Corporation upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, but such special meetings may not be called by any other person or persons from and after the time that the Corporation is no longer under Indigo Control.

Section 3. Meeting Location. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors, or in the Bylaws of the Corporation.

Section 4. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

LIABILITY AND INDEMNIFICATION

Section 1.    Director Limitation of Liability. To the maximum extent permitted by Delaware law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If Delaware law is amended or interpreted after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware law as so amended or interpreted.

Section 2.    Right to Indemnification.

(a) Directors and Officers. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. Such right shall include the right to be paid by the Corporation expenses incurred in defending any such Proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. Notwithstanding the preceding sentence, except as otherwise provided in the Bylaws, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

(b) Employees and Agents. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to a Proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. Such right may include the right to be paid by the Corporation expenses incurred in defending any such Proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended.

Section 3.        Contract Rights. The rights conferred upon Indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 4.    Not Exclusive Remedy. The rights to indemnification and to the advancement of expenses conferred on any indemnitee in this Article VIII shall not be exclusive of any other rights that such indemnitee may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, provision of the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

Section 4.        Amendment or Repeal. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

DGCL SECTION 203

The Corporation elects to be governed by Section 203 of the DGCL (or any successor provision thereto).

ARTICLE X

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the Bylaws of the Corporation or this Certificate of Incorporation (as either may be amended from time to time), or (d) any action asserting a claim against the Corporation governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XI

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by the Bylaws of the Corporation or by this Certificate of Incorporation (or by any certificate of designation hereto), any alteration, amendment or repeal of Articles VI, VII, VIII, IX, X, XI or XII of this Certificate of Incorporation shall require the affirmative vote of (a) a majority of the voting power of the Voting Stock while the

Corporation is under Indigo Control and (b) at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the Voting Stock from and after the time that the Corporation is no longer under Indigo Control.

ARTICLE XI

CORPORATE OPPORTUNITIES

To the extent that an opportunity may be of interest to both the Corporation and Indigo and its Affiliates (other than the Corporation and its subsidiaries), agents, stockholders, members, partners, officers, directors and employees, including any director or officer of the Corporation who is also a stockholder, member, partner, officer, director, or employee of Indigo and (ii) the directors of the Corporation who are not employees of the Corporation (each person described in clauses (i) and (ii) of this sentence, a “Specified Party”), have participated (directly or indirectly) in and may, but shall have no duty not to, continue to (A) participate (directly or indirectly) in venture capital, private equity or similar investments in other entities conducting business of any kind, nature or description (“Other Investments”) and (B) have interests in, participate with, aid and maintain seats on the boards of directors or similar governing bodies of Other Investments, in each case that may, are or will be competitive with the business of the Corporation and its subsidiaries or in the same or similar lines of business as the Corporation and its subsidiaries, or that could be suitable for the Corporation or its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, any such Other Investment or any business opportunities for such Other Investments that are from time to time presented to any Specified Party or are business opportunities in which a Specified Party participates or desires to participate, even if the Other Investment or business opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Specified Party shall have no duty to communicate or offer any such Other Investment or business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, and the Corporation shall indemnify each Specified Party against any claim that such Specified Party is liable to the Corporation or its stockholders for breach of any fiduciary duty, by reason of the fact that such Specified Party (i) participates in any such Other Investment or pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another person or (iii) fails to present any such Other Investment or business opportunity, or information regarding any such Other Investment or business opportunity, to the Corporation or its subsidiaries, unless, in the case of a Specified Party who is a director or officer of the Corporation, such business opportunity is expressly offered to such Specified Party in writing solely in his or her capacity as a director or officer of the Corporation.

Neither the amendment nor repeal of this Article XI, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by applicable law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article XI (including, without limitation, each such portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by applicable law.

This Article XI shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws, applicable law or as may be set forth in individual indemnification agreements with such director or officer.

* * * *

IN WITNESS WHEREOF, the undersigned have executed this Restated Certificate of Incorporation on this [    ]th day of June, 2017.

FRONTIER GROUP HOLDINGS, INC.

By:
Barry L. Biffle
President and Chief Executive Officer

[Signature Page to Frontier Group Holdings, Inc.

Amended and Restated Certificate of Incorporation]